Exhibit (a)(1)(v)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the common shares of Imperial Oil Limited. The Offer (as defined below) is made solely by the Offer to Purchase, dated November 3, 2023, and the accompanying Issuer Bid Circular, and the related Letter of Transmittal, and Notice of Guaranteed Delivery and any amendments or supplements thereto. The Offer is not being made to holders of the Shares (as defined below) in any jurisdiction in which the making or acceptance of offers to sell the Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of Imperial Oil Limited by the Dealer Manager (as defined below) or one or more brokers or dealers registered under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash by
Imperial Oil Limited of
Up to C$1,500,000,000 in Value of its Common Shares At a Purchase Price of
Not Less Than C$78.50 per Common Share
And Not More Than C$94.00 per Common Share

Imperial Oil Limited, a Canadian corporation (the “Company”), is offering to purchase for cancellation a number of the Company’s common shares (each, a “Share”), having an aggregate purchase price not exceeding C$1,500,000,000 pursuant to: (i) auction tenders in which the tendering shareholders specify the number of Shares being tendered at a specified price (the “Auction Price”) of not less than C$78.50 and not more than C$94.00 per Share in increments of C$0.25 per Share (the “Auction Tenders”), (ii) purchase price tenders, in which the tendering shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price (as defined below) to be determined pursuant to the Offer to Purchase (as defined below) (the “Purchase Price Tenders”), or (iii) proportionate tenders, in which the tendering shareholders do not specify a price per Share, but rather agree to have a number of Shares purchased at the Purchase Price to be determined pursuant to the Offer to Purchase that will result in them maintaining their respective proportionate Share ownership (the “Proportionate Tenders), upon the terms and subject to the conditions described in the Offer to Purchase, dated November 3, 2023 (the “Offer to Purchase”), and the accompanying Issuer Bid Circular (the “Issuer Bid Circular”) and the related Letter of Transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

THE OFFER WILL EXPIRE AT 5:00 P.M., CALGARY TIME, ON DECEMBER 8, 2023, OR AT SUCH LATER TIME AND DATE TO WHICH THE OFFER MAY BE EXTENDED BY THE COMPANY (THE “EXPIRATION DATE”), UNLESS WITHDRAWN.

The Offer is not conditional upon any minimum number of Shares being properly deposited under the Offer. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, the Company will determine a single price per Share (the “Purchase Price”), not less than C$78.50 and not more than C$94.00 per Share (in increments of C$0.25 per Share), that the Company will pay for Shares properly tendered to and not properly withdrawn from the Offer, taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders. The Purchase Price will be the lowest price that enables the Company to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders having an aggregate purchase price not to exceed an amount (the “Auction Tender Limit Amount”) equal to (i) C$1,500,000,000 less (ii) the product of (A) C$1,500,000,000 and (B) a fraction, the numerator of which is the aggregate number of Shares owned by shareholders making valid Proportionate Tenders, and the denominator of which is the aggregate number of Shares outstanding at the time of the Expiration Date. All Shares the Company purchases in the Offer will be acquired at the same purchase price regardless of whether any shareholder tenders at a lower price. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at a price of $78.50 per Share (which is the minimum price per Share under the Offer). Shares tendered pursuant to a Proportionate Tender will be considered to have been tendered at a price per Share equal to the Purchase Price. Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price per Share specified by the Shareholder is greater than the Purchase Price. However, because of “odd lot” priority and proration described in the Offer to Purchase, the Company may not purchase all of the Shares tendered at or below the Purchase Price if the aggregate purchase price for Shares validly tendered and not withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders (the “Auction Tender Purchase Amount”) is greater than the Auction Tender Limit Amount. Shares not purchased in the Offer will be recredited or returned to the depositing shareholders at the Company’s expense promptly after the Expiration Date of the Offer. The Company reserves the right, in its sole discretion, to change the purchase price range per Share and to increase or decrease the value of Shares sought in the Offer, subject to applicable law.

As of October 30, 2023, there were 554,945,083 Shares issued and outstanding. At the maximum purchase price of C$94.00 per Share, the Company could purchase 15,957,446 Shares if the Offer is fully subscribed, which would represent approximately 2.9% of the issued and outstanding Shares as of October 30, 2023. At the minimum purchase price of C$78.50 per Share, the Company could purchase 19,108,280 Shares if the Offer is fully subscribed, which would represent approximately 3.4% of the issued and outstanding Shares as of October 30, 2023. The Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “IMO” and have unlisted trading privileges on the NYSE American LLC (“NYSE American”) under the symbol “IMO”.
Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to Computershare Investor Services, Inc., the depositary for the Offer (the “Depositary”), and by causing the Depositary to provide to all shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in the Offer to Purchase. Promptly after giving notice of an extension or variation to the Depositary, but, in the case of an extension, no later than 9:00 A.M., Calgary time, on the next Business Day (defined herein as any day other than a Saturday, a Sunday, a statutory holiday in Calgary, Alberta or Toronto, Ontario and a United States federal holiday) following the last previously scheduled or announced Expiration Date, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSX, NYSE American and the applicable Canadian securities regulatory authorities.

The Offer will expire at 5:00 P.M., Calgary time, on December 8, 2023, unless the Company exercises its right, in its sole discretion, to extend the period of time during which the Offer will remain open. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In accordance with the instructions to the Letter of Transmittal, shareholders wishing to tender Shares must indicate whether he or she tenders Shares pursuant to an Auction Tender, a Purchase Price Tender or a Proportionate Tender. If electing to tender his or her Shares pursuant to an Auction Tender, the tendering shareholder must specify the number of Shares that it wishes to sell and the price, not greater than C$94.00 nor less than C$78.50 per Share, at

2

which he or she is willing to sell his or her Shares to the Company in the Offer. All Shares tendered by a shareholder who fails to specify any Auction Tender price for its Shares, or fails to indicate that he or she has tendered its shares pursuant to a Purchase Price Tender or a Proportionate Tender, will be considered to have been tendered pursuant to a Purchase Price Tender. A shareholder who makes an invalid Proportionate Tender, including by tendering an insufficient number of Shares, will be deemed to have made a Purchase Price Tender. Shareholders wishing to tender Shares must follow the procedures set forth in the Offer to Purchase, Issuer Bid Circular and in the related Letter of Transmittal (and, if applicable, the Notice of Guaranteed Delivery).

The Purchase Price will be payable in Canadian dollars; however, shareholders may elect to receive the Purchase Price in United States dollars as described in the Offer. The risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the shareholder wishing to receive payment in United States dollars.

If the Auction Tender Purchase Amount is less than or equal to the Auction Tender Limit Amount, the Company will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders. If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, the Company will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows:

•first, the Company will purchase all Shares tendered at or below the Purchase Price by shareholders who own fewer than 100 Shares (the “Odd Lot Holders”) at the Purchase Price; and

•second, the Company will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to (A) the Auction Tender Limit Amount, less (B) the aggregate amount paid by the Company for Shares tendered by Odd Lot Holders. Regardless of proration, the Company will always purchase at the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), a number of Shares from shareholders making valid Proportionate Tenders that results in such tendering shareholders maintaining their respective proportionate Share ownership in the Company following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares). Shareholders making Proportionate Tenders will be prorated in a separate proration pool from Shareholders making Auction Tenders and/or Purchase Price Tenders. Such proration will be based on the number of Shares necessary for such Shareholders to maintain their existing ownership percentages.

Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the share certificates for all Shares proposed to be taken up in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or, in the case of a book-entry transfer, a Book-Entry Confirmation or an Agent’s Message (each as defined in the Offer to Purchase), as applicable, in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and (ii) any other documents required by the Letter of Transmittal.

In the event of proration of Shares deposited pursuant to the Auction Tenders and Purchase Price Tenders, the Company will determine the proration factor and pay for those deposited Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately three (3) Business Days after the Expiration Date.

Deposits of Shares are irrevocable, except that Shares may be withdrawn by the shareholder (a) at any time if the Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (b) at any time before the expiration of ten (10) days from the date that a notice of change or variation (unless (i) the Company has taken up the Shares deposited pursuant to the Offer before the date of the notice of change or variation, or (ii) the variation consists solely of an increase in the consideration offered for those Shares pursuant to the Offer where the time for deposit is not extended for greater than ten (10) days) has been given

3

in accordance with the terms of the Offer to Purchase; or (c) at any time if the Shares have been taken up but not paid for by the Company within three (3) Business Days of being taken up.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of deposit of the relevant Shares. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Letter of Transmittal or Notice of Guaranteed Delivery in respect of the Shares being withdrawn or, in the case of shares tendered in accordance with the procedures for book-entry transfer described in the Offer to Purchase, any notice of withdrawal must be signed by such participant in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation or on the applicable Agent’s Message, and must specify the name of the person who deposited the shares to be withdrawn, the name of the registered holder, if different from that of the person who deposited such shares, and the number of shares to be withdrawn. If the certificates for the Shares deposited pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing shareholder must submit the serial numbers shown on the particular certificates evidencing the shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of shares deposited by an Eligible Institution. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, RBC Capital Markets, as dealer manager (the “Dealer Manager”), or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Generally, if a shareholder is a Resident Shareholder (as defined in the Offer to Purchase), Shares will be considered to be capital property to the Resident Shareholder provided that the Resident Shareholder does not hold the Shares in the course of carrying on a business and has not acquired the Shares in one or more transactions considered to be an adventure or concern in the nature of trade. A Resident Shareholder whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Income Tax Act (Canada) (the “Tax Act”) to have the Shares and every other “Canadian security”, as defined in the Tax Act, owned by such Resident Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Shareholders are advised to consult their own tax advisors to determine if this election is appropriate in their particular circumstances.

A Resident Shareholder who disposes of Shares pursuant to the Offer will be deemed to receive a taxable dividend on a separate class of shares comprising the Shares so sold equal to the excess of the amount paid by the Company for the Shares, being the Purchase Price, over their paid-up capital for purposes of the Tax Act. The Company estimates that on the Expiration Date the paid-up capital per Share should not exceed $1.75 for purposes of the Tax Act. As a result, the Company expects that a Resident Shareholder who disposes of Shares under the Offer will be deemed to receive a taxable dividend. The exact quantum of the deemed dividend cannot be guaranteed.

A Non-Resident Shareholder (as defined in the Offer to Purchase) who disposes of Shares pursuant to the Offer will be deemed to receive a dividend equal to the excess of the amount paid by the Company for the Shares, being the Purchase Price, over their paid-up capital for Canadian income tax purposes. As a result, the Company expects that Non-Resident Shareholders who dispose of Shares under the Offer will be deemed to receive a dividend. The Company estimates that on the Expiration Date the paid-up capital per Share should not exceed $1.75 for purposes of the Tax Act. The exact quantum of the deemed dividend cannot be guaranteed. Any such dividend will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be provided under the terms of an applicable Canadian tax treaty.

Generally, the purchase of shares from a shareholder that is a U.S. Holder (as defined in the Issuer Bid Circular) will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder’s particular circumstances, be treated either as having sold its Shares or as having received a distribution in respect of such Shares.

All shareholders should read carefully the Offer to Purchase and the accompanying Issuer Bid Circular for additional information regarding the income tax consequences of participating in the Offer and should consult their financial and tax advisors.

4

The Board of Directors has approved the Offer. However, none of the Company, the Special Committee (as defined in the Offer to Purchase) or the Board of Directors, the Dealer Manager or the Depositary makes any recommendation to any shareholder as to whether to deposit or refrain from depositing Shares under the Offer. Shareholders are urged to evaluate carefully all information in the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions as to whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. No director or officer of the Company has advised the Company that he or she intends to deposit Shares under the Offer.

The information required to be disclosed by Rule 13e-4(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company is also filing with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the Offer.

Copies of the Offer to Purchase, accompanying Issuer Bid Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery are being mailed to all holders of the Shares, including brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. The Offer is explained in detail in those materials.

Questions or requests for assistance may be directed to the Depositary or the Dealer Manager, at their respective addresses, telephone numbers and emails, as applicable and as set forth below. Copies of the Offer to Purchase, accompanying Issuer Bid Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials will be furnished promptly by the Depositary at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee or trust company for assistance concerning the Offer.

5

The Depositary for the Offer is:

Computershare Investor Services Inc.
Regular Mail

Computershare Investor Services Inc.
P.O. Box 7021
31 Adelaide Street East
Toronto, ON M5C 3H2
Attention: Corporate Actions

By Registered Mail or Hand Carrier

100 University Avenue
8th Floor
Toronto, ON M5J 2Y1
Attention: Corporate Actions

Telephone (outside North America): 1 (514) 982-7555
Toll-Free (within North America): 1 (800) 564-6253
Email: corporateactions@computershare.com

The Dealer Manager for the Offer is:

RBC Capital Markets
Royal Bank Plaza, South Tower
200 Bay Street, 4th Floor
Toronto, ON M5J2W7
Email: ImperialSIB@rbccm.com

November 3, 2023